Exhibit 10.2

FORM OF AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

WBI OPERATING LLC

DATED AS OF [  ], 2025

THE UNITS IN WBI OPERATING LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

i

ii

Section 11.14 Consent of Members	51
Section 11.15 Expenses	51
Section 11.16 Waiver of Jury Trial	51
Section 11.17 No Third-Party Beneficiaries	51

iii

FORM OF AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

WBI OPERATING LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) of WBI Operating LLC, a Delaware limited liability company (the “Company”), is entered into as of [  ], 2025 by and among the Company, WaterBridge Infrastructure LLC, a Delaware limited liability company (“PubCo”), as the managing member of the Company, each of the Existing Members (as defined herein), and each other Person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on [  ], 2025, as amended from time to time, and is governed by that certain Limited Liability Company Agreement dated as of [  ], 2025 (the “Existing LLC Agreement”);

WHEREAS, on [  ], 2025, pursuant to the Contribution Agreement, WB 892 LLC, a Delaware limited liability company (“WB 892”), and certain of the Existing Members contributed to the Company all of their right, title and interest in and to certain Equity Securities of the Contributed Entities (as defined in the Contribution Agreement) in exchange for newly issued limited liability company interests in the Company (the “Existing OpCo Interests”) and were admitted as members of the Company;

WHEREAS, on [  ], 2025, as contemplated by the Contribution Agreement and pursuant to that certain Agreement and Plan of Merger, dated [  ], 2025, by and among WB 892, PubCo and certain other parties thereto, WB 892 merged with and into PubCo, with PubCo surviving, and PubCo succeeded to all of WB 892’s rights and obligations as a Member of the Company;

WHEREAS, on the date hereof, PubCo (a) issued [  ] Class A Shares to the public for cash in the IPO; (b) purchased certain of the Existing OpCo Interests from one of the Existing Members pursuant to the Contribution Agreement; and (c) contributed all of the remaining net proceeds received by it in the IPO to the Company in exchange for (i) a number of Units equal to the number of Class A Shares issued in the IPO less the number of Units received by PubCo in the OpCo Recapitalization in respect of the Existing OpCo Interests acquired in clause (b) above and (ii) the sole managing member interest in the Company, pursuant to which PubCo shall become the sole managing Member of the Company (in its capacity as managing member of the Company, the “Managing Member”);

WHEREAS, all of the Existing OpCo Interests held by the Existing Members and PubCo shall be reclassified into Units in the amounts set forth on Exhibit A as of the date hereof (the “OpCo Recapitalization”);

WHEREAS, following the date hereof, PubCo may issue additional Class A Shares as a result of the exercise by the underwriters of their over-allotment option to purchase additional Class A Shares in connection with the IPO (the “Over-Allotment Option”) and, if the Over-Allotment Option is exercised in whole or in part, any additional net proceeds (the “Over-Allotment Option Net Proceeds”) shall be used by PubCo to purchase additional newly issued Units from the Company pursuant to the Contribution Agreement;

WHEREAS, each Unit (other than any Unit held by the PubCo Holdings Group) may be redeemed, at the election of the holder of such Unit (together with the surrender and delivery by such holder of one Class B Share), for one Class A Share in accordance with the terms and conditions of this Agreement and the First Amended and Restated Limited Liability Company Agreement of PubCo, dated as of [  ], 2025 (as may be amended from time to time, the “PubCo LLCA”); and

WHEREAS, in connection with the foregoing matters, the Company and the Members desire to amend and restate the Existing LLC Agreement and adopt this Agreement to reflect, among other things, (a) the OpCo Recapitalization, the designation of PubCo as the sole Managing Member of the Company, and (c) the other rights and obligations of the Company, the Managing Member, the Members, and PubCo, in each case, as provided and agreed upon in the terms of this Agreement as of the date hereof, at which time the Existing LLC Agreement shall be superseded and replaced in its entirety by this Agreement and shall be of no further force or effect.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Existing LLC Agreement is hereby amended and restated in its entirety and the parties hereto hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“5% Owner” means any Member that, together with its Affiliates, directly or indirectly, has a pecuniary interest in at least 5% of the Units outstanding at the time of the IPO, except for any member of the PubCo Holdings Group.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time (or any corresponding provisions of succeeding Law).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Additional Tax Distribution Amount” means, for a Member with respect to a Tax Distribution Date, an amount equal to the excess (not to be less than zero) of (a) such Member’s Assumed Tax Liability for the last Fiscal Year ending prior to such Tax Distribution Date (in the case of any Tax Distribution Date described in clause (b) of the definition thereof) or an estimate of such Member’s Assumed Tax Liability as of the end of the quarterly portion of a Fiscal Year ending immediately prior to such Tax Distribution Date (in the case of any Tax Distribution Date described in clause (a) of the definition thereof), minus (b) the sum of (i) all distributions previously made to such Member pursuant to this Agreement with respect to such Fiscal Year (or portion thereof) and (ii) any distribution reasonably expected to otherwise be made to such Member pursuant to this Agreement at least five Business Days prior to the due date for the payment of taxes with respect to such Tax Distribution Date that is taken into account in the determination of available cash for purposes of Section 5.2(c). For purposes of this definition, a cash distribution under Section 5.1(a) shall first be considered to have been made in the prior Fiscal Year to the extent (A) such distribution is made before the Tax Distribution Date described in clause (b) of the definition thereof with respect to such prior Fiscal Year, and (B) the amount distributable on such Tax Distribution Date with respect to such prior Fiscal Year is otherwise positive for any Member.

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a) credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704‑1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704‑2(g)(1) and 1.704‑2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704‑1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704‑1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” has the meaning ascribed to such term in Rule 12b‑2 promulgated under the Exchange Act.

“Agreement” is defined in the preamble to this Agreement.

“Assumed Tax Liability” means, with respect to any Member for any Fiscal Year (or portion thereof), the product of (a) the aggregate amount of U.S. federal taxable income (other than taxable income incurred in connection with the receipt of a guaranteed payment for services by such Member or in a Redemption or Transfer of any Units held by such Member) allocated by the Company to such Member in such Fiscal Year (or portion thereof), less, but not below zero, the aggregate amount of U.S. federal taxable loss allocated by the Company to such Member in such Fiscal Year (or portion thereof) and all prior Fiscal Years (or portion thereof) to the extent such losses were not previously taken into account under this sentence (taking into account for purposes of this clause (a), (i) adjustments and allocations under Sections 704(c), 734 and 743 of the Code and (ii) any applicable limitations on the deductibility of losses assuming allocations of income and loss from the Company were the sole source of income and loss for such Member); multiplied by (b) the highest applicable U.S. federal, state and local income tax rate (including any tax rate imposed on “net investment income” by Section 1411 of the Code and taking into account any applicable deduction under Section 199A of the Code) applicable to an individual or, if higher, a corporation, resident in New York, New York, with respect to the character of U.S. federal taxable income or loss allocated by the Company to such Member (e.g., capital gains or losses, dividends, ordinary income, etc.) during such Fiscal Year (or portion thereof). The Managing Member shall reasonably determine the Assumed Tax Liability for each Member based on such assumptions and adjustments as the Managing Member deems necessary or appropriate, including adjustments on account of the resolution of tax audits.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d‑3 of the rules promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Call Election Notice” is defined in Section 3.6(f)(ii).

“Call Right” is defined in Section 3.6(f)(i).

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 3.4.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed or deemed to have been contributed to the Company by or on behalf of such Member. Any reference to the Capital Contribution of a Member will include any Capital Contributions made or deemed to have been made by or on behalf of a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made or deemed to have been made in respect of the Units received by such Member in the OpCo Recapitalization or Units Transferred to such Member.

“Cash Election” is defined in Section 3.6(a)(iv) and shall also include any election by PubCo to purchase Units for cash pursuant to an exercise of the Call Right set forth in Section 3.6(f).

“Cash Election Amount” means, with respect to a particular Redemption or an exercise of the Call Right for which a Cash Election has been made, an amount of cash equal to the product of (a) the number of Class A Shares that would have been received in such Redemption or exercise of the Call Right if a Cash Election had not been made and (b) the Unit Redemption Price.

“Change of Control Redemption Date” is defined in Section 3.6(h).

“Class A Shares” means, as applicable, (a) the Class A shares representing limited liability company interests in PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any Equity Securities or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class A Shares or into which the Class A Shares are exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Shares” means, as applicable, (a) the Class B shares representing limited liability company interests in PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any Equity Securities or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class B Shares or into which the Class B Shares are exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding Law).

“Commission” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Company” is defined in the preamble to this Agreement.

“Company Level Taxes” means any federal, state, or local taxes, additions to tax, penalties, and interest payable by the Company or any of its Subsidiaries as a result of any examination of the Company’s or any of its Subsidiaries’ affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings under the Partnership Tax Audit Rules.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704‑2(b)(2) and 1.704‑2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704‑2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Company Representative” has the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder, as appointed pursuant to Section 9.4.

“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.

“Contribution Agreement” means that certain Contribution and Corporate Reorganization Agreement, dated as of [  ], 2025, by and among PubCo, the Company, the Five Point Members, the other Existing Members and the other Persons party thereto, as such may be amended, supplemented or restated from time to time.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Corresponding OpCo Equity Securities” is defined in Section 3.1(e).

“Corresponding PubCo Equity Securities” is defined in Section 3.1(e).

“Covered Audit Adjustment” means an adjustment to any partnership‑related item (within the meaning of Section 6241(2)(B) of the Code) to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local Law.

“Covered Person” is defined in Section 6.4.

“Debt Securities” means any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities.

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704‑3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section

1.704‑3(d)(2), and with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Desert Holdings” means Desert Environmental Holdings LLC, a Delaware limited liability company.

“Discount” means any underwriters’ discounts or commissions and brokers’ fees or commissions, including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of any Public Offering.

“DVN JV Holdco” means Devon WB Holdco L.L.C., a Delaware limited liability company.

“Effective Time” means the time and date of the initial closing of the IPO.

“Elda River” means Elda River Infrastructure WB LLC, a Delaware limited liability company.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests, and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (or any corresponding provisions of succeeding Law).

“Excess Tax Amount” is defined in Section 9.5(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (or any corresponding provisions of succeeding Law).

“Existing LLC Agreement” is defined in the recitals to this Agreement.

“Existing Members” means, collectively, PubCo, the Five Point Members, DVN JV Holdco, and Elda River.

“Fair Market Value” means the fair market value of any property as determined in Good Faith by the Managing Member after taking into account such factors as the Managing Member shall deem appropriate.

“Federal Bankruptcy Code” means Title 11 of the United States Code, as amended, and the rules and regulations promulgated thereunder (or any corresponding provisions of succeeding Law).

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“Five Point Members” means, collectively, NDB Holdings, WBR Holdings, Desert Holdings, and their respective successors.

“Five Point Representative” means Five Point Infrastructure LLC or any successor thereto designated in writing to the Company by the holders of a majority-in-interest of the Five Point Members (based on ownership of Units).

“Good Faith” means, when applied to an action or omission of a Person, that such Person, at the time of such action or omission, held a subjective belief that such action or omission is in, or not opposed to, the best interests of the Company.

“Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704‑1(b)(2)(ii)(g)(1), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a Non‑Compensatory Option in accordance with Treasury Regulations Section 1.704‑1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704‑1(b)(2)(iv)(q); provided that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any Non‑Compensatory Options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704‑1(b)(2)(iv)(f)(1) and 1.704‑1(b)(2)(iv)(h)(2);

(c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704‑1(b)(2)(iv)(m) and subsection (f) in the definition of “Profits” or “Losses” below or Section 4.2(h); provided that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e) if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article IV.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale‑leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Individual Threshold Amount” means, with respect to any Redemption pursuant to Section 3.6(a)(ii)(A)(1), a number of Units equal to (a) $250,000 divided by (b) the Unit Redemption Price, rounded up to the nearest whole Unit.

“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (or any corresponding provisions of succeeding Law).

“IPO” means the initial offering and sale of Class A Shares by PubCo to the public, as described in the Registration Statement.

“Law” means any statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) of any Governmental Entity.

“Legal Action” is defined in Section 11.8.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liquidating Event” is defined in Section 10.1.

“Managing Member” is defined in the recitals to this Agreement.

“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of such Person’s entire Interest, each in such Person’s capacity as a member of the Company.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704‑2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704‑2(d) and 1.704‑2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704‑2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704‑2(i)(1) and 1.704‑2(i)(2).

“Minority Member Redemption Date” is defined in Section 3.6(g).

“Minority Member Redemption Notice” is defined in Section 3.6(g).

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act.

“NDB Holdings” means NDB Holdings, LLC, a Delaware limited liability company.

“Non‑Compensatory Option” has the meaning set forth in Treasury Regulation Section 1.721‑2(f).

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section I. 704‑2(b).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704‑2(b)(3).

“Officer” is defined in Section 6.2(b).

“OpCo Recapitalization” is defined in the recitals to this Agreement.

“Opportunities Exempt Party” is defined in Section 7.4.

"Over-Allotment Option” is defined in the recitals to this Agreement.

“Over-Allotment Option Net Proceeds” is defined in the recitals to this Agreement.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code, as amended (and any analogous provision of state or local tax Law).

“Permitted Transferee” means, with respect to any Member, (a) any Affiliate of such Member, (b) any current or former officer, employee, manager, director, partner, shareholder, co-investor, affiliated investment fund, management entity or investment vehicle or member of such Member or any successor of such Persons, (c) any successor entity of such Member, (d) any Person established for the benefit of, and beneficially owned solely by, such Member, (e) with respect to any Member that is a natural person or of which a majority of the outstanding Equity Securities and voting power with respect to the election of directors (or the selection of any other similar governing body in the case of an entity other than a corporation) are beneficially owned by a single natural person, a trust established by or for the benefit of such natural person of which only such natural person and such natural person’s immediate family members are beneficiaries, (f) upon the death of any Member that is a natural person, an executor, administrator or beneficiary of the estate of the deceased Member and (g) any 5% Owner.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3‑101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations, as the same may be amended from time to time.

“Proceeding” is defined in Section 6.4.

“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704‑1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 4.2, be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(f) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704‑1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) any items of income, gain, loss or deduction that are specifically allocated pursuant to the provisions of Section 4.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 4.2 will be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.

“PubCo” is defined in the preamble to this Agreement.

“PubCo Change of Control” means the acquisition of greater than 50% of the outstanding PubCo Shares entitled to vote in the election of directors of PubCo by any Person (or group of Persons acting in concert), other than by any of the Five Point Members or any Affiliate of any of the Five Point Members, in a transaction approved by (i) the Board and (ii) the Five Point Representative, for so long as the Five Point Members and their Affiliates collectively own at least 20% of the outstanding Units. Notwithstanding the foregoing, a “PubCo Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the beneficial holders of the Class A Shares, Class B Shares, or other Equity Securities of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of PubCo immediately following such transaction or series of transactions.

“PubCo Change of Control Information” is defined in Section 3.6(h).

“PubCo Holdings Group” means PubCo and each Subsidiary of PubCo (other than the Company and its Subsidiaries), if any.

“PubCo LLCA” is defined in the recitals to this Agreement.

“PubCo Shares” means all classes and series of limited liability company interests in PubCo, including the Class A Shares and the Class B Shares.

“Public Offering” means an underwritten offering and sale of Equity Securities to the public pursuant to a registration statement, including a “bought” deal or “overnight” public offering.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.1(g)), (b) any merger, conversion, consolidation or other combination involving PubCo, or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Shares shall be entitled to receive cash, securities or other property for their PubCo Shares.

“Redeeming Member” is defined in Section 3.6(a)(i).

“Redeemed Units” is defined in Section 3.6(a)(ii)(A).

“Redemption” is defined in Section 3.6(a)(i).

“Redemption Contingency” is defined in Section 3.6(a)(iii)(C).

“Redemption Date” means (a) the later of (i) the date that is five Business Days after the applicable Redemption Notice Date and (ii) if the Company or PubCo has made a valid Cash Election with respect to the relevant Redemption, the first Business Day on which the Company or PubCo has available funds to pay the Cash Election Amount, which in no event shall be more than ten Business Days after the Redemption Notice Date, or (b) such later date (i) specified in the Redemption Notice or (ii) on which the Redemption Contingency that is specified in the Redemption Notice is satisfied.

“Redemption Notice” is defined in Section 3.6(a)(ii).

“Redemption Notice Date” is defined in Section 3.6(a)(ii).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated [  ] 2025, by and among PubCo, the Five Point Members, DVN JV Holdco, Elda River and Ashburton Investment Private Limited, a Singapore private limited company, as such agreement may be amended from time to time in accordance with its terms.

“Registration Statement” means the Registration Statement on Form S‑1 (Registration No. 333‑289823) as it has been or as it may be amended or supplemented from time to time, filed by PubCo with the Commission under the Securities Act in connection with the IPO.

“Regulatory Allocations” is defined in Section 4.2(i).

“Retraction Notice” is defined in Section 3.6(b)(i).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (or any corresponding provisions of succeeding Law).

“Shareholders’ Agreement” means that certain Shareholders’ Agreement, dated [  ] 2025, by and among PubCo, the Five Point Members and Devon JV Holdco, as such agreement may be amended from time to time in accordance with its terms.

“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Tax Contribution Obligation” is defined in Section 9.5(c).

“Tax Distribution Date” means any date that is five Business Days prior to (a) each date on which quarterly estimated U.S. federal income tax payments are required to be made by calendar year individual taxpayers and (b) each due date for the U.S. federal income tax return of an individual calendar year taxpayer (without regard to extensions).

“Tax Offset” is defined in Section 9.5(c).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated [  ] 2025, by and among PubCo, the Company, the TRA Representatives (as such term is defined in the Tax Receivable Agreement), the TRA Parties (as such term is defined in the Tax Receivable Agreement) and such other Persons party thereto from time to time, as such agreement may be amended from time to time in accordance with its terms.

“TRA Distribution Date” means any date that is five Business Days prior to the date that any payment is required to be made under the Tax Receivable Agreement (or any other tax receivable agreement that the Company and PubCo may enter into).

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Shares are listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of Law or otherwise), transfer, sale, pledge or hypothecation or other disposition and, when used as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, by operation of Law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of; provided that, notwithstanding anything in this Agreement to the contrary, “Transfer” shall be deemed not to include (a) any issuance or other Transfer of Equity Securities in a Member or any Person that directly or indirectly controls a Member; (b) any issuance or other Transfer of Equity Securities or other interest (i) in any investment fund or alternative investment vehicle of an investment fund that is managed or advised by the investment manager of any Member or its Affiliates or by an Affiliate of such investment manager (a “Fund Entity”), or (ii) in any Person that directly or indirectly owns any equity or voting interest in such Fund Entity (which, for the avoidance of doubt, includes any limited partner, general partner or managing member of any such Fund Entity and any Person who directly or indirectly owns any equity or voting interest in such limited partner, general partner or managing member); or (c) any pledge to any third-party pledgee in a bona fide transaction as collateral to secure obligations pursuant to lending or other arrangements, between such third parties (or their Affiliates or designees) and a Member and/or its Affiliates or any similar arrangement relating to a financing agreement for the benefit of a Member and/or its Affiliates. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” is defined in Section 3.6(a)(iii).

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of Delaware.

“Units” means the units representing limited liability company interests in the Company issued under this Agreement, having the rights and obligations specified in this Agreement, and shall also include any Equity Security of the Company issued in respect of or in exchange for any such units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Unit Redemption Price” means, with respect to (x) a particular Redemption or an exercise of the Call Right for which a Cash Election has been made or (y) for purposes of determining the Individual Threshold Amount, (a) if the Class A Shares trade on a securities exchange or automated or electronic quotation system, the average of the volume‑weighted closing price for a Class A Share on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Shares trade, as reported by Bloomberg, L.P., or its successor, for each of the ten consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date, subject to appropriate and equitable adjustment for any share splits, reverse splits, share dividends or similar events affecting the Class A Shares and (b) if the Class A Shares no longer trade on a securities exchange or automated or electronic quotation system, an amount equal to the Fair Market Value of one Class A Share, as determined by the Managing Member in Good Faith, that would be obtained in an arms’ length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller; provided that if PubCo conducts a Public Offering to fund any Cash Election Amount as permitted by this Agreement, then the Unit Redemption Price shall be net of each Redeeming Member’s pro rata share of any Discount in connection with such Public Offering.

“Unit Reinvestment Price” means, for a particular contribution on a Tax Distribution Date, an amount equal to (a) the Unit Redemption Price, as determined by substituting “Tax Distribution Date” for “Redemption Notice Date,” minus (b) the quotient of (i) the total distributions made on such Tax Distribution Date divided by (ii) the total number of Units outstanding as of such Tax Distribution Date (without taking into account any Units issued on such Tax Distribution Date pursuant to Section 5.2(d)), provided that, for the avoidance of doubt, as used in this definition, the term “Unit Redemption Price” shall be applied as if the Discount is zero.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“WBR Holdings” means WBR Holdings LLC, a Delaware limited liability company.

“Winding‑Up Member” is defined in Section 10.3(a).

Section 1.2 Construction. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms; (b) all accounting terms not otherwise defined herein have the meanings assigned under U.S. GAAP; (c) all references to currency, monetary values and dollars set forth herein shall mean United States dollars and all payments hereunder shall be made in United States dollars; (d) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated; (e) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (f) “or” is not exclusive; (g) the terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e‑mail and other forms of electronic communication; and (h) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

Article II
ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1 Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 2.2 Filing. The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware in accordance with the Act, with such filing being hereby confirmed, ratified and approved in all respects. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and counties where the Company may conduct its business. The Managing Member or any Officer, as an "authorized person" of the Company within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware. The Managing Member or any Officer shall execute, deliver and file, or cause the execution, delivery and filing of any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

Section 2.3 Name. The name of the Company continued without dissolution hereby is “WBI Operating LLC.” The Company’s business may be conducted under any other name or names, as determined at the discretion of the Managing Member. The words “Limited Liability Company,” “LLC,” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the Laws of any jurisdiction that so requires. The Managing Member may change the name of the Company at any time and from time to time and shall notify the Members of such change in the next regular communication to the Members.

Section 2.4 Registered Office; Registered Agent. Unless and until changed by the Managing Member in its discretion, the registered office of the Company in the State of Delaware shall be located at 108 Lakeland Ave, Dover, Delaware 19901, Kent County, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be Capitol Services, Inc.

Section 2.5 Principal Office; Principal Place of Business. Unless and until changed by the Managing Member in its discretion, the principal office of the Company shall be located at 5555 San Felipe Street, Suite 1200, Houston, Texas 77056. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Managing Member may designate in its discretion. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Section 2.6 Purpose. The purpose of the Company shall be to engage in any business activity that lawfully may be conducted by a limited liability company organized under the Laws of the State of Delaware and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity.

Section 2.7 Powers. The Company shall be empowered and authorized to do, take, and engage in, any and all acts and things necessary, appropriate, desirable, advisable, ancillary or incidental for the furtherance and accomplishment of the purposes described in Section 2.6.

Section 2.8 Term. The Company’s term commenced upon the filing of the Certificate of Formation in accordance with the Act and shall be perpetual, unless and until the Company is dissolved, its affairs are wound up and it is terminated in accordance with the provisions of Article X. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.

Section 2.9 Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and state income tax purposes, and, as a result of the transactions contemplated by the Contribution Agreement, the Company will be treated as a continuation of NDB Midstream LLC, a Delaware limited liability company, under Section 708 of the Code. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the Federal Bankruptcy Code. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.9.

Section 2.10 Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member or Officer, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more nominees, as the Managing Member may determine in its discretion. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

Article III
UNITS; OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.1 Authorized Units; General Provisions With Respect to Units.

(a) Interests in the Company shall be represented by Units and other Equity Securities of the Company, in each case as the Managing Member may establish in its discretion in accordance with the terms and subject to the restrictions set forth in this Agreement. Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 3.3. Each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to options and warrants. The Company may reissue any Units and other such Equity Securities that have been repurchased or acquired by the Company.

(b) Except to the extent explicitly provided otherwise herein (including Section 3.3), each outstanding Unit shall be identical.

(c) Initially, none of the Units will be represented by certificates. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 3.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

(d) The total number of Units issued and outstanding and held initially by the Members as of the date hereof is set forth on Exhibit A. The Company shall, without the requirement of additional action or approval by the Managing Member or any other Person, update such schedule of Members in the books and records to reflect any Transfers of Interests, the issuance of additional Units or Equity Securities and subdivisions or combinations of Units, in each case, from time to time in accordance with the terms of this

Agreement, and such update to the schedule of Members shall not constitute an amendment to this Agreement.

(e) If, at any time after the Effective Time, PubCo issues a Class A Share or any other Equity Security of PubCo (other than Class B Shares), including pursuant to the Over-Allotment Option, (i) the Company shall concurrently issue to PubCo one Unit (if PubCo issues a Class A Share), or such other Equity Security of the Company (if PubCo issues Equity Securities other than Class A Shares) corresponding to the Equity Securities issued by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other Liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo to be issued (“Corresponding OpCo Equity Securities”), and (ii) PubCo shall concurrently contribute to the Company the net proceeds (in cash or other property, as the case may be), if any, received by PubCo for such Class A Share or other Equity Security (including, with respect to any issuance of Class A Shares pursuant to the Over-Allotment Option, the corresponding Over-Allotment Option Net Proceeds); provided, that if PubCo issues any Class A Shares in order to acquire or fund the acquisition from a Member (other than any member of the PubCo Holdings Group) of a number of Units (and Class B Shares) equal to the number of Class A Shares so issued, then the Company shall not issue any new Units in connection therewith and, where such Class A Shares have been issued for cash to fund such an acquisition by PubCo pursuant to a Cash Election, PubCo shall not be required to transfer such net proceeds to the Company, and such net proceeds shall instead be transferred to such Member as consideration for such acquisition as required pursuant to Section 3.6(a)(iii). For the avoidance of doubt, if PubCo issues any Class A Shares or other Equity Security for cash to be used to fund the acquisition by any member of the PubCo Holdings Group of any Person or the assets of any Person, then PubCo shall not be required to transfer such cash proceeds to the Company but instead such member of the PubCo Holdings Group shall be required to contribute such Person or the assets and Liabilities of such Person to the Company or any of its Subsidiaries. Notwithstanding the foregoing, this Section 3.1(e) shall not apply to the issuance and distribution to holders of PubCo Shares of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (and upon any Redemption of Units for Class A Shares, such Class A Shares will be issued together with a corresponding right under such plan), or to the issuance under PubCo’s employee benefit plans of any warrants, options, other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property. Except pursuant to Section 3.6, (x) the Company may not issue any additional Units to any member of the PubCo Holdings Group unless substantially simultaneously therewith a member of the PubCo Holdings Group issues or sells an equal number of newly‑issued Class A Shares to another Person, and (y) the Company may not issue any other Equity Securities of the Company to the PubCo Holdings Group unless substantially simultaneously therewith a member of the PubCo Holdings Group issues or sells, to another Person, an equal number of newly‑issued shares of a new class or series of Equity Securities of PubCo with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other Liabilities borne by PubCo) and other economic rights as those of such Equity Securities of the Company (“Corresponding PubCo Equity Securities”). If at any time any member of the PubCo Holdings Group issues Debt Securities, such member of the PubCo Holdings Group shall transfer to the Company (in a manner to be determined by the Managing Member in its reasonable discretion) the proceeds received by such member of the PubCo Holdings Group in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities. In the event any Equity Security outstanding at PubCo is exercised or otherwise converted and, as a result, any Class A Shares or other Equity Securities of PubCo are issued, (1) the corresponding Equity Security outstanding at the Company shall be similarly exercised or otherwise converted, as applicable, and an equivalent number of Units or other Equity Securities of the Company shall be issued to PubCo as contemplated by the first sentence of this Section 3.1(e), and (2) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo from any such exercise.

(f) No member of the PubCo Holdings Group may redeem, repurchase or otherwise acquire (other than from another member of the PubCo Holdings Group) (i) except pursuant to Section 3.6, any Class A Shares (including upon forfeiture of any unvested Class A Shares) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the PubCo Holdings Group an equal number of Units for the same price per security or (ii) any other Equity Securities of PubCo, unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the PubCo Holdings Group an equal number of Corresponding OpCo Equity Securities for the same price per security. The Company may not redeem, repurchase or otherwise acquire (x) except pursuant to Section 3.6, any Units from the PubCo Holdings Group unless substantially simultaneously the PubCo Holdings Group redeems, repurchases or otherwise acquires an equal number of Class A Shares for the same price per security from holders thereof, or (y) any other Equity Securities of the Company from the PubCo Holdings Group unless substantially simultaneously the PubCo Holdings Group redeems, repurchases or otherwise acquires for the same price per security an equal number of Corresponding PubCo Equity Securities. Notwithstanding the foregoing, to the extent that any consideration payable by the PubCo Holdings Group in connection with the redemption or repurchase of any Class A Shares or other Equity Securities of the PubCo Holdings Group consists (in whole or in part) of Class A Shares or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(g) Except pursuant to Section 3.1(i) or as provided in Section 5.2(d), the Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units or other Equity Securities of the Company unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Shares or Corresponding PubCo Equity Securities, with corresponding changes made with respect to any other exchangeable or convertible securities. Unless in connection with any action taken pursuant to Section 3.1(i), PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Shares or other Equity Securities of PubCo unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units or Corresponding OpCo Equity Securities, with corresponding changes made with respect to any other exchangeable or convertible securities.

(h) Notwithstanding any other provision of this Agreement, the Company may redeem Units from the PubCo Holdings Group for cash to fund any acquisition by the PubCo Holdings Group of another Person or the assets and Liabilities of such Person, provided that promptly after such redemption and acquisition the PubCo Holdings Group contributes or causes to be contributed, directly or indirectly, such Person or the assets and Liabilities of such Person to the Company or any of its Subsidiaries in exchange for a number of Units equal to the number of Units so redeemed.

(i) Notwithstanding any other provision of this Agreement (including Section 3.1(e)), if the PubCo Holdings Group acquires or holds any material amount of cash in excess of any monetary obligations PubCo reasonably anticipates, PubCo may, in its sole discretion: (i) contribute such excess cash amount to the Company in exchange for a number of Units or other Equity Securities of the Company, determined in its sole discretion, and distribute to the holders of Class A Shares such number of Class A Shares (if the Company issues Units to PubCo) or Corresponding PubCo Equity Securities (if the Company issues Equity Securities of the Company other than Units), or (ii) use or cause to be used such excess cash amount in such manner, and make such adjustments to or take such other actions with respect to the capitalization of PubCo and the Company and to the one‑to‑one exchange ratio between Units and Class A Shares, in each case, as PubCo (including in its capacity as the Managing Member) in Good Faith determines to be fair and reasonable to the holders of PubCo Shares and to the Members to preserve the intended economic effect of this Section 3.1, Section 3.6, and the other provisions hereof; provided that, if the PubCo Holdings Group contributes any such excess cash to the Company in exchange for Units, the number of Units issued to the PubCo Holdings Group shall be determined consistent with the provisions of Section 5.2(d).

Section 3.2 Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the approval of Members under this Agreement. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.

Section 3.3 OpCo Recapitalization; Capital Contributions; Unit Ownership.

(a) OpCo Recapitalization. In order to effect the OpCo Recapitalization contemplated by the Contribution Agreement, each Existing Member’s respective Existing OpCo Interests are hereby converted, effective as of the Effective Time, into the number of Units set forth opposite the name of such Existing Member on Exhibit A, and such Units are hereby issued and outstanding as of the Effective Time and the holders of such Units shall continue as Members hereunder. Following the OpCo Recapitalization, the Company shall issue to PubCo, and PubCo will acquire pursuant to the Contribution Agreement, a number of newly issued Units in exchange for the net proceeds of the IPO payable to the Company pursuant to the Contribution Agreement. In addition, to the extent the underwriters of the IPO exercise the Over-Allotment Option, in whole or in part, PubCo will contribute the Over-Allotment Option Net Proceeds to the Company in exchange for newly issued Units pursuant to the Contribution Agreement, and such issuance of additional Units shall be reflected on Exhibit A. The number of Units issued pursuant to such contribution, in the aggregate, shall be equal to the number of Class A Shares issued by PubCo in such exercise of the Over-Allotment Option. For the avoidance of doubt, PubCo is hereby admitted as a Member. The parties hereto (x) intend the OpCo Recapitalization to be treated as a partnership recapitalization in accordance with Rev. Rul. 84-52 and Section 721(a) of the Code and (y) shall not take, and shall not permit any of their respective Affiliates to take, any position (whether in a tax return or financial statement, before any Governmental Entity, in any judicial proceeding or otherwise) that is inconsistent with such tax treatment.

(b) Capital Contributions. Except as otherwise set forth in Section 3.1(e) with respect to the obligations of the PubCo Holdings Group, no Member shall be required to make additional Capital Contributions.

(c) Issuance of Additional Units or Interests. Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (i) subject to the limitations of Section 3.1, additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Managing Member, which rights, preferences and privileges may be senior to any existing Units), and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided that, at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Managing Member. Upon such issuance and execution, such Person shall be admitted as a Member of the Company. In that event, the Managing

Member shall update the Company’s books and records to reflect such additional issuances. Pursuant to Section 11.1(b), the Managing Member is hereby authorized to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Units or other Equity Securities in the Company, or such other amendments that the Managing Member determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of, any class or series of Units or other Equity Securities in the Company pursuant to this Section 3.3(c) (including that, for the avoidance of doubt, the Managing Member shall have the right to amend this Agreement as set forth in this sentence without the approval of any other Person (including any Member) and notwithstanding any other provision of this Agreement (including Section 11.1) if the Managing Member so determines that such amendment is necessary or appropriate, in connection with any offering of PubCo Shares or other Equity Securities of PubCo provided that the designations, preferences, rights, powers and duties of any such additional Units or other Equity Securities of the Company as set forth in such amendment are substantially similar to those applicable to such PubCo Shares or other Equity Securities of PubCo).

Section 3.4 Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704‑1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 4.1 and any other items of income or gain allocated to such Member pursuant to Section 4.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704‑1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 4.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 4.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704‑1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 3.6(a)(v)), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704‑1(b)(2)(iv)(1).

Section 3.5 Other Matters.

(a) No Member shall be entitled to demand or to receive a return on or of its Capital Contributions or resign from the Company without the written consent of the Managing Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

(b) No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 5.2, Section 6.9 or as otherwise contemplated by this Agreement.

(c) The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, any of the other Members, the creditors of the Company, or any other third party, for any debt or Liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

(d) Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or, except as otherwise set forth herein, to make any additional contributions or payments to the Company.

(e) The Company shall not be obligated to repay any Capital Contributions of any Member.

Section 3.6 Redemption of Units.

(a) Redemption Right.

(i) Upon the terms and subject to the conditions set forth in this Section 3.6, each of the Members (other than the PubCo Holdings Group) (the “Redeeming Member”) shall be entitled to cause the Company to redeem all or a portion of such Member’s Units (together with the surrender and delivery of the same number of Class B Shares) for an equivalent number of Class A Shares (a “Redemption”) or, at the Company’s election made in accordance with Section 3.6(a)(iii), cash equal to the Cash Election Amount calculated with respect to such Redemption. Upon the Redemption of all of a Member’s Units, such Member shall, for the avoidance of doubt, cease to be a member of the Company.

(ii) Unless otherwise approved by the Managing Member:

(A) Except as set forth in Section 3.6(a)(ii)(B), (C) or (D), with respect to each Redemption, a Redeeming Member that is not a Five Point Member, DVN JV Holdco or Elda River shall be (1) required to redeem (A) for individuals, the lesser of (i) at least a number of Units having, in the aggregate, a fair market value of at least $250,000 upon conversion into Class A shares at the then-current market price of such Class A shares and (ii) all of the Units then held by such Redeeming Member and (B) for non-individuals, at least a number of Units equal to the lesser of (i) 250,000 Units and (ii) all of the Units then held by such Redeeming Member and (2) permitted to effect a Redemption of Units no more frequently than once per calendar quarter. The Managing Member may, if it reasonably believes it necessary to be in compliance with federal securities Law or if it determines it to be in the interest of the Company for administrative purposes to coordinate redemptions by multiple Members or otherwise, adopt a policy to limit Redemptions pursuant to this Section 3.6(a)(ii)(A) to a particular date or period during each quarter by providing notice of such limitation to all Members prior to the beginning of the relevant quarter.

(B) Subject to Section 3.6(k), and except as set forth in Section 3.6(a)(ii)(C), (D), or (E), with respect to each Redemption, a Redeeming Member that is a Five Point Member, DVN JV Holdco or Elda River shall be (1) required to redeem, together with its Affiliates that are also Redeeming Members in such Redemption, at least a number of Units equal to the lesser of (A) 250,000 Units and (B) all of the Units then held by the Five Point Members, DVN JV Holdco or Elda River and their respective Affiliates that are also Redeeming Members in such Redemption, respectively, and (2) permitted to effect a Redemption of Units no more frequently than once per calendar month.

(C) Subject to Section 3.6(k), and except as set forth in Section 3.6(a)(ii)(D), with respect to each Redemption, a Redeeming Member that is a Five Point Member, DVN JV

Holdco or Elda River, either alone or concurrently with its Affiliates, may exercise its Redemption right at any time with respect to at least 2,000,000 Units.

(D) Subject to Section 3.6(k), a Redeeming Member may exercise its Redemption right with respect to any of the then‑held Units of such Member if such Redemption right is exercised in connection with a valid exercise of such Member’s rights to have the Class A Shares issuable in connection with such Redemption to participate in an offering of securities pursuant to, and in accordance with, the Registration Rights Agreement.

(E) Subject to Section 3.6(k), a Redeeming Member may exercise its Redemption right no more frequently than once per calendar month with respect to any Units reasonably expected by the Redeeming Member to provide Class A Shares to be sold pursuant to a trading plan adopted pursuant to Rule 10b5-1 of the Exchange Act with respect to the Class A Shares; provided, that the Managing Member approved such trading plan for purposes of this Agreement in advance of its adoption (or amendment, if applicable) (such approval not to be unreasonably withheld, conditioned or delayed). The Managing Member may, if it reasonably believes it necessary to be in compliance with federal securities Law or if it determines it to be in the interest of the Company for administrative purposes to coordinate redemptions by multiple Members or otherwise, adopt a policy to limit Redemptions pursuant to this Section 3.6(a)(ii)(E) to a particular date or period during each calendar month by providing notice of such limitation to all Members prior to the beginning of the relevant calendar month.

(iii) In order to exercise any Redemption right under Section 3.6(a)(i), the Redeeming Member shall provide written notice (a “Redemption Notice”) to the Company at least three Business Days prior to the Redemption Date, with a copy to PubCo (the date of delivery of such Redemption Notice, the “Redemption Notice Date”), stating:

(A) the number of Units (together with the surrender and delivery of an equal number of Class B Shares) the Redeeming Member elects to have the Company redeem (the “Redeemed Units”);

(B) if the Class A Shares to be received are to be issued other than in the name of the Redeeming Member, the name(s) of the Person or Persons in whose name or on whose order the Class A Shares are to be issued;

(C) whether the exercise of the Redemption right is to be contingent (including as to timing) upon the closing of a Public Offering of the Class A Shares for which the Units will be redeemed or the closing of an announced merger, consolidation or other transaction or event to which PubCo is a party in which the Class A Shares would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property (such contingency, a “Redemption Contingency”); and

(D) if the Redeeming Member requires the Redemption to take place on a specific Business Day, such Business Day, provided that any such specified Business Day shall not be earlier than the date that would otherwise apply pursuant to the definition of “Redemption Date.”

If the Redeemed Units (and/or the Class B Shares to be transferred and surrendered) are represented by a certificate or certificates, prior to the Redemption Date, the Redeeming Member shall also present and surrender such certificate or certificates representing such Units (and/or Class B Shares) during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Class A Shares is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent. If required by the Managing Member, any certificate for Units and any certificate for Class B Shares (in each case, if certificated) surrendered to the Company hereunder shall be accompanied by instruments of transfer, in forms reasonably satisfactory to the Managing Member and the Transfer Agent, duly executed by the Redeeming Member or the Redeeming Member’s duly authorized representative.

(iv) Upon receipt of a Redemption Notice, the Company shall be entitled to elect (a “Cash Election”) to settle the Redemption by delivering to the Redeeming Member, in lieu of all, but not less than all, of the applicable number of Class A Shares that would be received in such Redemption, an amount of cash equal to the Cash Election Amount for such Redemption. In order to make a Cash Election with respect to a Redemption, the Company must provide written notice of such election to the Redeeming Member (with a copy to PubCo) no later than the second Business Day prior to the Redemption Date. If the Company fails to provide such written notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Redemption without the written consent of the Redeeming Member.

(v) For U.S. federal income (and applicable state and local) tax purposes, each of the Redeeming Member, the Company, and PubCo (and any other member of the PubCo Holdings Group, as applicable), agree to treat (A) each Redemption, to the extent that PubCo or another member of the PubCo Holdings Group contributes to the Company the consideration the Redeeming Member is entitled to receive pursuant to Section 3.6(b)(ii), and (B) in the event PubCo exercises its Call Right, each transaction between the Redeeming Member and PubCo or such other member of the PubCo Holdings Group, as a sale of the Redeeming Member’s Units (together with the same number of Class B Shares) to PubCo or such other member of the PubCo Holdings Group in exchange for Class A Shares or cash, as applicable. For U.S. federal income (and applicable state and local) tax purposes, each of the Redeeming Member, the Company, and PubCo (and any other member of the PubCo Holdings Group, as applicable), agree to treat each Redemption, to the extent PubCo does not exercise its Call Right and neither PubCo nor another member of the PubCo Holdings Group contributes to the Company the consideration the Redeeming Member is entitled to receive under Section 3.6(a)(i), as a distribution by the Company to the Redeeming Member.

(b) Redemption Mechanics.

(i) Subject to the satisfaction of any Redemption Contingency that is specified in the relevant Redemption Notice, the Redemption shall be completed on the Redemption Date and such Class A Shares issuable upon the Redemption, or, if a Cash Election has been made, the Cash Election Amount shall be delivered to the Redeeming Member, as applicable, as soon as reasonably practicable on or following the Redemption Date; provided, that if a valid Cash Election has not been made, the Redeeming Member may, at any time prior to the date that is one Business Day prior to the Redemption Date, revoke its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to PubCo, except, for the avoidance of doubt, in the event the Redeeming Member has waived such revocation right prior to delivering such Redemption Notice); provided that in no event may the Redeeming Member deliver more than one Retraction Notice in any calendar quarter; provided further, that (A) if (1) PubCo has not complied with its obligations under the Registration Rights Agreement with respect to the Redeeming Member at the time of delivery of a Retraction Notice, (2) the Redeeming Member is in possession of any material non-public information concerning PubCo, the receipt of which results in such

Redeeming Member being prohibited or restricted from selling Class A Shares at or immediately following the Redemption without disclosure of such information, (3) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Shares is then traded or (4) there shall be in effect an injunction, a restraining order or a decree of any nature that restrains or prohibits the Redemption, then in any such case, such notice shall not be subject to the quarterly limitation in the immediately preceding clause and (B) if the Company shall have made a Cash Election or PubCo shall have elected to pay the Cash Election Amount in connection with its exercise of the Call Right, in either case, where such election is subject to Section 3.6(b)(iii), but the Company or PubCo, as applicable, shall have failed to complete the related Redemption, the Redeeming Member shall be entitled to revoke its Redemption Notice at any time prior to consummation of such Redemption by delivering a Retraction Notice to the Company (which revocation right shall not be subject to any other limitation set forth herein). The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and PubCo’s (and any other member of the PubCo Holdings Group, as applicable) rights and obligations arising from the retracted Redemption Notice.

(ii) Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 3.6(b)(i) or PubCo has elected to exercise its Call Right pursuant to Section 3.6(f), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (A) the Redeeming Member shall transfer and surrender the Redeemed Units (and a corresponding number of Class B Shares) to the Company, in each case free and clear of all liens and encumbrances, (B) unless, in the event of a Cash Election by the Company, the Company in its discretion elects to fund any part of the consideration the Redeeming Member is entitled to receive under Section 3.6(a)(i) without a contribution from PubCo (or such other member(s) of the PubCo Holdings Group designated by PubCo), PubCo shall directly or indirectly contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 3.6(a)(i) and, as described in Section 3.1(e), the Company shall issue to PubCo (or such other member(s) of the PubCo Holdings Group, as applicable) a number of Units or other Equity Securities of the Company as consideration for such contribution, (C) the Company shall (1) cancel the Redeemed Units, (2) transfer to the Redeeming Member the consideration the Redeeming Member is entitled to receive under Section 3.6(a)(i), and (3) if the Redeemed Units are certificated, issue to the Redeeming Member a certificate for a number of Units equal to the difference (if any) between the number of Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (ii)(A) of this Section 3.6(b) and the number of Redeemed Units, and (D) PubCo shall cancel the surrendered Class B Shares. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company makes a valid Cash Election, the PubCo Holdings Group shall only be obligated to contribute to the Company an amount in cash equal to the net proceeds (after deduction of any Discount) from the sale by PubCo of a number of Class A Shares equal to the number of Redeemed Units and Class B Shares to be redeemed with such cash or from the sale of other PubCo Equity Securities used to fund the Cash Election Amount; provided that PubCo’s Capital Account (or the Capital Account(s) of the other member(s) of the PubCo Holdings Group, as applicable) shall be increased by the amount of such Discount in accordance with Section 6.9; provided further, that the contribution of such net proceeds shall in no event affect the Redeeming Member’s right to receive the Cash Election Amount.

(iii) Notwithstanding any other provisions of this Agreement, so long as a Redeeming Member and its Affiliates own at least 40% of the Voting Power (as defined in the Shareholders’ Agreement) of PubCo, (A) the Company may not make a Cash Election to settle a Redemption by such Redeeming Member and (B) PubCo may not elect to pay the Cash Election Amount in connection with its exercise of the Call Right with respect to a Redemption by such Redeeming Member, in each case, unless, prior to or contemporaneously with making such Cash Election or electing to pay the Cash Election Amount, as applicable, (y) PubCo has issued a number of PubCo Equity Securities at least equal to the number of Units subject to such Redemption and (z) in the case of clause (A), PubCo shall have contributed to the Company an amount in cash equal to the net proceeds, net of any Discount (including, for the avoidance of doubt, any deferred Discounts payable in connection with or as a result of such issuance), from such issuance of such PubCo Equity Securities; provided that once an issuance of a PubCo Equity Security has been applied pursuant to this sentence to permit a Cash Election or an election to pay the Cash Election Amount in connection with the exercise of the Call Right, such issuance may not be utilized to permit a subsequent Cash Election or an election to pay the Cash Election Amount in connection with the exercise of the Call Right.

(c) If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the Class A Shares are converted or changed into another security, securities or other property (other than as a result of a subdivision or combination or any transaction subject to Section 3.1(g)), or (ii) except in connection with actions taken with respect to the capitalization of PubCo or the Company pursuant to Section 3.1(i), PubCo, by dividend or otherwise, distributes to all holders of the Class A Shares evidences of its Indebtedness or assets, including securities (including Class A Shares and any rights, options or warrants to all holders of the Class A Shares to subscribe for or to purchase or to otherwise acquire Class A Shares, or other securities or rights convertible into, exchangeable for or exercisable for Class A Shares) but excluding (A) any cash dividend or distribution, or (B) any such distribution of Indebtedness or assets, in either of clause (A) or (B) received by PubCo from the Company in respect of the Units, then upon any subsequent Redemption, in addition to the Class A Shares or the Cash Election Amount, as applicable, each Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Shares are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above), this Section 3.1 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to the Units held by the Members as of the date hereof, as well as any Units hereafter acquired by a Member and or its Permitted Transferees.

(d) PubCo shall at all times keep available, solely for the purpose of issuance upon a Redemption, such number of Class A Shares that shall be issuable upon the Redemption of all outstanding Units (other than those Units held by any member of the PubCo Holdings Group). PubCo covenants that all Class A Shares that shall be issued upon a Redemption shall, upon issuance thereof, be validly issued, fully paid and non‑assessable (except as such non‑assessability may be limited by Sections 18‑607 and 18‑804 of the Act). In addition, for so long as the Class A Shares are listed on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all Class A Shares issued upon a Redemption to be listed on such National Securities Exchange at the time of such issuance.

(e) The issuance of Class A Shares upon a Redemption shall be made without charge to the Redeeming Member for any stamp or other similar tax in respect of such issuance; provided that if any such Class A Shares are to be issued in a name other than that of the Redeeming Member, then the Person or Persons in whose name the shares are to be issued shall pay to PubCo the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the reasonable satisfaction of PubCo that such tax has been paid or is not payable. The Company and each member of the PubCo Holdings Group shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable upon a Redemption such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of applicable Law, and to the extent deduction and withholding is required, such deduction and withholding may be taken in Class A Shares. To the extent such amounts are so deducted or withheld and paid over to the relevant Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Redeeming Member and, if withholding is taken in Class A Shares, the relevant withholding party shall be treated as having sold such Class A Shares on behalf of such Redeeming Member for an amount of cash equal to the fair market value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate Governmental Entity. Notwithstanding the foregoing, in the event any deduction or withholding is required upon the issuance of Class A Shares, the relevant withholding party may require the Redeeming Member to pay to the relevant withholding party promptly, and in any no event later than ten Business Days after the Redemption Date, cash equal to the amount of any such required deduction or withholding.

(f) Call Right.

(i) Notwithstanding anything to the contrary in this Section 3.6(f), but subject to Section 3.6(g), a Redeeming Member shall be deemed to have offered to sell its Redeemed Units as described in the Redemption Notice to PubCo (or such other member(s) of the PubCo Holdings Group as may be designated by PubCo), which may, in its sole discretion, by means of delivery of a Call Election Notice in accordance with, and subject to the terms of, this Section 3.6(f), elect to purchase directly and acquire such Units (together with the surrender and delivery of the same number of Class B Shares) on the Redemption Date by paying to the Redeeming Member (or, on the Redeeming Member’s written order, its designee) that number of Class A Shares the Redeeming Member (or its designee) would otherwise receive pursuant to Section 3.6(a)(i) or, at the election of PubCo (or such designated member(s) of the PubCo Holdings Group), an amount of cash equal to the Cash Election Amount of such Class A Shares (the “Call Right”), whereupon PubCo (or such designated member(s) of the PubCo Holdings Group) shall acquire the Units offered for redemption by the Redeeming Member (together with the surrender and delivery of the same number of Class B Shares to PubCo for cancellation). PubCo (or such designated member(s) of the PubCo Holdings Group) shall be treated for all purposes of this Agreement as the owner of such Units; provided that if the Cash Election Amount is funded other than through the issuance of Class A Shares, such Units will be reclassified into another Equity Security of the Company if the Managing Member determines such reclassification is necessary.

(ii) PubCo (or such designated member(s) of the PubCo Holdings Group) may, at any time prior to the Redemption Date, in its sole discretion deliver a written notice (a “Call Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its Call Right. A Call Election Notice may be revoked by the applicable member of the PubCo Holdings Group at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption on the Redemption Date. Except as otherwise provided by this Section 3.6(f), an exercise of the Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if a member of the PubCo Holdings Group had not delivered a Call Election Notice.

(g) In the event that (i) the Members (other than the PubCo Holdings Group) beneficially own, in the aggregate, less than 5% of the then outstanding Units and (ii) the Class A Shares are listed or admitted to trading on a National Securities Exchange, PubCo (or such other member(s) of the PubCo Holdings Group designated by PubCo) shall have the right, in its sole discretion, to require all such Members to effect a Redemption of all (but not less than all) of such Member’s Units (together with the surrender and delivery of the same number of Class B Shares); provided that a Cash Election shall not be permitted pursuant to such a Redemption under this Section 3.6(g). PubCo (or such designated member(s) of the PubCo Holdings Group) shall deliver written notice to the Company and each such Member of its intention to exercise its Redemption right pursuant to this Section 3.6(g) (a “Minority Member Redemption Notice”) (x) in the case of any such Member that beneficially owns at least 1% of the then-outstanding Units, at least one calendar year, or (y) in the case of any other such Member, at least five Business Days prior to the proposed date upon which such Redemption is to be effected (such proposed date, the “Minority Member Redemption Date”), indicating in such notice the number of Units (and corresponding Class B Shares) held by such Member that PubCo (or such designated member(s) of the PubCo Holdings Group) intends to require to be subject to such Redemption. Any Redemption pursuant to this Section 3.6(g) shall be effective on the Minority Member Redemption Date. From and after the Minority Member Redemption Date, (x) the Units and Class B Shares subject to such Redemption shall be deemed to be transferred to PubCo (or such designated member(s) of the PubCo Holdings Group) on the Minority Member Redemption Date and (y) such Member shall cease to have any rights with respect to the Units and Class B Shares subject to the Redemption (other than the right to receive Class A Shares pursuant to such Redemption). Following the delivery of a Minority Member Redemption Notice and on or prior to the Minority Member Redemption Date, the Members shall take all actions reasonably requested by PubCo (or such designated member(s) of the PubCo Holdings Group) to effect such Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 3.6 to effect a Redemption.

(h) In connection with a PubCo Change of Control, PubCo shall have the right, in its sole discretion, to require each Member (other than members of the PubCo Holdings Group) to effect a Redemption of some or all of such Member’s Units (together with the surrender and delivery of the same number of Class B Shares); provided that a Cash Election shall not be permitted pursuant to such a Redemption under this Section 3.6(h). Any Redemption pursuant to this Section 3.6(h) shall be effective immediately prior to the consummation of the PubCo Change of Control (and, for the avoidance of doubt, shall not be effective if such PubCo Change of Control is not consummated) (the “Change of Control Redemption Date”). From and after the Change of Control Redemption Date, (i) the Units and Class B Shares subject to such Redemption shall be deemed to be transferred to PubCo (or such other member(s) of the PubCo Holdings Group designated by PubCo) on the Change of Control Redemption Date and (ii) such Member shall cease to have any rights with respect to the Units and Class B Shares subject to such Redemption (other than the right to receive Class A Shares pursuant to such Redemption (or, if applicable, the consideration to be paid for the Class A Shares in the PubCo Change of Control)). PubCo shall provide written notice of an expected PubCo Change of Control to all Members within the earlier of (x) five Business Days following the execution of the agreement with respect to such PubCo Change of Control and (y) ten Business Days before the proposed date upon which the contemplated PubCo Change of Control is to be effected, indicating in such notice such information as may reasonably describe the PubCo Change of Control transaction, subject to applicable Law, including the date of execution of such agreement and the proposed effective date, as applicable, the amount and types of consideration to be paid for Class A Shares in the PubCo Change of Control, any election with respect to types of consideration that a holder of Class A Shares shall be entitled to make in connection with such PubCo Change of Control, and the number of Units (and corresponding Class B Shares) held by such Member that PubCo intends to require to be subject to such Redemption (the “PubCo Change of Control Information”). Following delivery of such notice and on or prior to the Change of Control Redemption Date, the Members shall take all actions reasonably requested by PubCo to effect such Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 3.6(h) to effect a Redemption.

(i) No Redemption shall impair the right of the Redeeming Member to receive any distributions payable on the Redeemed Units pursuant to such Redemption in respect of a record date that occurs prior to the Redemption Date for such Redemption. For the avoidance of doubt, no Redeeming Member, or a Person designated by a Redeeming Member to receive Class A Shares, shall be entitled to receive, with respect to such record date, distributions or dividends both on Redeemed Units and on Class A Shares received by such Redeeming Member, or other Person so designated, if applicable, in such Redemption.

(j) Any Units acquired by the Company under this Section 3.6 and transferred by the Company to any member of the PubCo Holdings Group shall remain outstanding and shall not be cancelled as a result of their acquisition by the Company. Notwithstanding any other provision of this Agreement, the applicable member(s) of the PubCo Holdings Group shall be automatically admitted as a Member of the Company with respect to any Units or other Equity Securities in the Company it receives under this Agreement (including under this Section 3.6 in connection with any Redemption).

(k) To the extent the Managing Member determines in Good Faith, after consultation with a nationally recognized law firm reasonably acceptable to the Board, that additional limitations and restrictions on Redemptions are necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code, the Managing Member may impose such additional limitations or restrictions on Redemptions as the Managing Member has determined in Good Faith to be so necessary or appropriate, after consultation with a nationally recognized law firm reasonably acceptable to the Board.

Article IV
ALLOCATIONS OF PROFITS AND LOSSES

Section 4.1 Profits and Losses. After giving effect to the allocations under Section 4.2, Profits and Losses (and, to the extent determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to the special allocations set forth in Section 4.2 and all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Member would receive pursuant to Section 10.3(b) if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all Liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the assets securing such Liability), and all remaining or resulting cash was distributed, in accordance with Section 10.3(b), to the Members immediately after making such allocation, minus (b) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is obligated, or treated as obligated, to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 4.2 Special Allocations.

(a) Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each

Member as of the last day of such Fiscal Year or other taxable period. The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704‑2(d).

(b) Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704‑2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 4.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704‑2(i) and shall be interpreted consistently therewith.

(c) Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704‑2(g)(2)). This section is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704‑2(f) and shall be interpreted consistently therewith.

(d) Notwithstanding any other provision of this Agreement except Section 4.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704‑2(i)(4)). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704‑2(i)(4) and shall be interpreted consistently therewith.

(e) Notwithstanding any provision hereof to the contrary except Section 4.2(a) and Section 4.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 4.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f) Notwithstanding any provision hereof to the contrary except Section 4.2(c) and Section 4.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704‑1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible;

provided that an allocation pursuant to this Section 4.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(f) were not in this Agreement. This Section 4.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704‑1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(g) If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year or other taxable period that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704‑2(g)(1) and 1.704-2(i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in this Article IV have been made as if Section 4.2(f) and this Section 4.2(g) were not in this Agreement.

(h) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704‑1(b)(2)(iv)(m)(2) or 1.704‑1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704‑1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704‑1(b)(2)(iv)(m)(4) applies.

(i) The allocations set forth in Sections 4.2(a) through Section 4.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704‑1(b) and 1.704‑2. Notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 4.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

(j) Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Partnership Tax Audit Rules.

Section 4.3 Allocations for Tax Purposes in General.

(a) Except as otherwise provided in this Section 4.3, each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 4.1 and 4.2.

(b) In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using such method or methods determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations; provided, that the Managing Member will use the “traditional method” under Treasury Regulations Section 1.704‑3(b) with respect to the assets owned by the Company at the time of the IPO.

(c) Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245‑1(e) and 1.1254‑5, to the Members who received the benefit of such deductions, and (ii) recapture of credits shall be allocated to the Members in accordance with applicable Law.

(d) Allocations pursuant to this Section 4.3 are solely for purposes of U.S. federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(e) If, as a result of an exercise of a Non‑Compensatory Option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704‑1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704‑1(b)(4)(x).

Section 4.4 Other Allocation Rules.

(a) The Members are aware of the income tax consequences of the allocations made by this Article IV and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article IV in reporting their share of Company income and loss for income tax purposes.

(b) The provisions regarding the establishment and maintenance for each Member of a Capital Account and the allocations set forth herein are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member determines, that the application of these provisions would result in non‑compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions.

(c) All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee based on the portion of the Fiscal Year or other taxable period during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that year and without regard to whether cash distributions were made to the Transferor or the Transferee during that year; provided that this allocation must be made in accordance with a method determined by the Managing Member and permissible under Code Section 706 and the Treasury Regulations thereunder.

(d) The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752 3(a)(3), shall be (i) first allocated to the Members, pursuant to the additional method described in Treasury Regulations Section 1.752-3(a)(3) and then (ii) next allocated to the Members in accordance with the Members’ share of Company profits, in each case as described in Treasury Regulations Section 1.752-3(a)(3), provided that, the Managing Member may use such other method or methods that are appropriate, in accordance with applicable Law and as described in Treasury Regulations Section 1.752-3(a)(3) to the extent such method or methods do not have an adverse impact on any Member without such Member’s written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Article V
DISTRIBUTIONS

Section 5.1 Distributions.

(a) Distributions. To the extent permitted by applicable Law and this Agreement, and except as otherwise provided in Section 10.3, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate; any such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis (except that, for the avoidance of doubt, repurchases or redemptions made in accordance with Section 3.1(f) or payments made in accordance with Sections 5.2(b), 6.4 or 6.9 need not be on a pro rata basis), in accordance with the number of Units owned by each Member as of the close of business on such record date; provided that the Managing Member shall have the obligation to make distributions as set forth in Sections 5.2 and 10.3(b)(ii); and provided further that, notwithstanding any other provision in this Agreement to the contrary, no distributions shall be made to any Member on account of its Interest to the extent such distribution would violate the Act or other applicable Law. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 5.1, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

(b) Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c) Distributions In‑Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. To the extent that the Company distributes property in‑kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 5.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Sections 4.1 and 4.2.

Section 5.2 Tax‑Related Distributions.

(a) The Company shall, subject to any restrictions contained in any agreement to which the Company is bound, make distributions out of legally available funds to all Members on a pro rata basis in accordance with Section 5.1, at such times and in such amounts as the Managing Member reasonably determines is necessary to enable the PubCo Holdings Group, in the aggregate, to timely satisfy any and all U.S. federal, state and local and non‑U.S. tax obligations (including any Company Level Taxes, but excluding any obligations to remit any withholdings withheld from payments to third parties) owed by the PubCo Holdings Group, in the aggregate.

(b) The Company shall, subject to any restrictions contained in any agreement to which the Company is bound, make distributions out of legally available funds on each TRA Distribution Date, to all Members on a pro rata basis in accordance with Section 5.1 to the extent required to cause the PubCo Holdings Group to receive a distribution in an amount equal to the payment due under the Tax Receivable

Agreement (or any other tax receivable agreement that the Company and PubCo may enter into) with respect to such TRA Distribution Date.

(c) The Company shall, subject to any restrictions contained in any agreement to which the Company is bound and the Managing Member’s Good Faith determination as to the amount of the Company’s available cash (for the avoidance of doubt, taking into account any distributions reasonably expected to be made pursuant to this Agreement reasonably contemporaneously with such Tax Distribution Date), make distributions out of legally available funds on each Tax Distribution Date, to all Members on a pro rata basis in accordance with Section 5.1 to the extent required to cause (x) any Member in which a 5% Owner (or any Affiliate thereof) holds a direct or indirect interest, provided that such Member has notified the Company of such status (unless the Company is otherwise aware of such status), and (y) each other Member (other than any member of the PubCo Holdings Group) who on such Tax Distribution Date holds (together with its Affiliates) at least 5% of the then‑outstanding Units, to receive a distribution at least equal to such Member’s Additional Tax Distribution Amount, if any, with respect to such Tax Distribution Date, provided that, to the extent that the Managing Member determines in Good Faith that the Company does not have sufficient available cash, the amount of any distributions otherwise required to be made on such Tax Distribution Date shall be decreased as among the Members on a pro rata basis in accordance with the relative amount of the distribution that otherwise would be required to be made to each Member pursuant to such clause; provided further that, for purposes of this Section 5.2(c), the amount of the Company’s available cash shall be determined by taking into account the following: (i) all Indebtedness, obligations and anticipated borrowing needs of the Company and its Subsidiaries, (ii) contractual obligations (including restrictions on distributions under, or required payments with respect to, any credit facilities and other Indebtedness), (iii) the extent to which the Company and its Subsidiaries may commercially reasonably draw on any undrawn lines of credit or other Indebtedness (considering, for the avoidance of doubt, the cost and other terms of such Indebtedness, the desired leverage ratio and net cash flow of the Company, the Company’s ability to repay any additional borrowings, and any other factors the Managing Member may deem appropriate in its Good Faith discretion), and (iv) such cash reserves as the Managing Member determines in its Good Faith discretion to provide for the proper conduct of the business of the Company and its Subsidiaries (including reserves for planned or reasonably contemplated capital expenditures, future acquisitions, and future debt service).

(d)

(i) Each member of the PubCo Holdings Group and each 5% Owner, if such Member so elects in writing at least 15 Business Days in advance of a Tax Distribution Date, shall be entitled to make a cash contribution to the Company, in an amount not greater than the amount of cash received by such Member pursuant to Section 5.2(c) on such Tax Distribution Date, in exchange for the issuance by the Company to such Member of a number of Units equal to (A) the amount of cash contributed to the Company divided by (B) the Unit Reinvestment Price as of such Tax Distribution Date; provided that to the extent any such contribution would give rise to the issuance of fractional Units pursuant to the foregoing formula, but taking into account any recapitalization of Units pursuant to Section 5.2(d)(ii), such cash shall be retained by the contributing Member and no fractional Units shall be issued. Any such contribution and issuance of Units shall be made on such Tax Distribution Date.

(ii) Effective at the end of such Tax Distribution Date, the Company shall recapitalize its Units (by reverse Unit split, cancellation or otherwise as determined by the Managing Member) to the extent necessary to cause the aggregate number of Units held by the PubCo Holdings Group to equal the number of Class A Shares outstanding, and the Company, the Five Point Representative and PubCo, as applicable, shall make adjustments to the number of Class B Shares outstanding (including, for the avoidance of doubt, the issuance of new Class B Shares or the cancellation of existing Class B Shares) as may be necessary or appropriate such that each Member (other than any member of the PubCo Holdings Group) holds one Class B Share per Unit held by such Member after taking into account such recapitalization.

(iii) To the extent that the Company makes a material distribution pursuant to Section 5.2(a) or Section 5.2(b), the Company shall provide notice to the members of the PubCo Holdings Group and each 5% Owner reasonably in advance of such distribution, and the provisions of Sections 5.2(d)(i) and (ii) shall apply in respect of such distribution as if it were made on a Tax Distribution Date pursuant to Section 5.2(c).

(iv) For U.S. federal income (and applicable state and local) tax purposes, any contribution by a Member pursuant to this Section 5.2(d) shall not be treated as a contribution in exchange for the issuance of new Units, but instead the distribution to such Member pursuant to Section 5.2(a), Section 5.2(b) or Section 5.2(c), as applicable, shall be treated as having been reduced by the amount of such contribution.

Section 5.3 Distribution Upon Resignation. No resigning Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of resignation from the Company prior to the liquidation, dissolution or termination of the Company, except as specifically provided in this Agreement.

Section 5.4 Issuance of New Equity Securities. This Article V shall be subject to and, to the extent necessary, amended to reflect the issuance by the Company of any additional Equity Securities.

Article VI
MANAGEMENT

Section 6.1 The Managing Member; Fiduciary Duties.

(a) PubCo shall be the sole Managing Member of the Company. Except as otherwise required by applicable Law, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in the Managing Member’s sole discretion without the consent of any other Member and (iii) no Member other than the Managing Member (in such Member’s capacity as a Member) shall participate in the control, management, direction or operation of the activities or affairs of the Company or have the power to act for or bind the Company. The Managing Member shall not be compensated for its services as Managing Member of the Company except as expressly provided in this Agreement or approved by Members holding a majority of the outstanding Units. To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, whenever in this Agreement a Person is permitted or required to make a decision in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such Person shall be entitled to consider only such interests and factors as such Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person.

(b) In connection with the performance of its duties as the Managing Member of the Company, except as otherwise set forth herein, including Section 6.1(a), Section 6.1(c) and Section 7.4, the Managing Member acknowledges that it will owe to the Company and the Members the same fiduciary duties as it would owe to a Delaware corporation and the stockholders thereof, respectively, if it were a member of the board of directors of such a corporation and the Members were stockholders of such a corporation. The Members acknowledge that the Managing Member will take action through the Board, and that the members of the Board will owe comparable fiduciary duties to the members of the Managing Member as set forth, and subject to the limitations, in the PubCo LLCA.

(c) Any resolution or course of action by the Managing Member in respect of any conflict of interest shall be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement, of any agreement contemplated herein, or of any duty stated or implied by Law or in equity, including any fiduciary duty, if the resolution or course of action in respect of such conflict of interest is resolved by the Managing Member through the procedures set forth in, and in accordance with, Section 6.4 of the PubCo LLCA. If Special Approval (as defined in the PubCo LLCA) is not sought and the Managing Member approved the resolution or course of action taken with respect to a conflict of interest pursuant to either of the standards set forth in clauses (iii) or (iv) of Section 6.4(a) of the PubCo LLCA, then it shall be presumed that, in making its decision, the Managing Member acted in accordance with any and all of its duties, whether express or implied, in equity or otherwise, and in any proceeding brought by any Person challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.

(d) Notwithstanding any other provision of this Agreement, the Act or any applicable Law, each Member and each other Person who may acquire an Interest or that is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties hereto and thereto of this Agreement, the Contribution Agreement, the Tax Receivable Agreement and the other agreements described herein or therein (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the Company (and any Officer or officer or director of the Managing Member on behalf of the Company) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence without any further act, approval or vote of the Members or the other Persons who may acquire an Interest or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the Company, any other Group Member or any Affiliate of any of them (or any officer or director of any of the foregoing on behalf of such Person) of this Agreement or any agreement expressly authorized or permitted under this Agreement shall not constitute a breach by such Person (or officer or director of such Person) of any duty that such Person (or officer or director of such Person) may owe the Company or the Members or any other Persons under this Agreement (or any other agreements) or of any duty existing at Law, in equity or otherwise.

Section 6.2 Officers.

(a) The Managing Member may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

(b) Except as set forth herein, the Managing Member may appoint one or more officers of the Company (each, an “Officer”) at any time, and the Officers may include a president, one or more vice presidents, a secretary, one or more assistant secretaries, a chief executive officer, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other Officers that the Managing Member deems appropriate. Except as set forth herein, the Officers will serve at the pleasure of the Managing Member, subject to all rights, if any, of such Officer under any contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company.

(c) Subject to this Agreement and to the rights, if any, of an Officer under a contract of employment, any Officer may be removed, either with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.

(d) Unless the Managing Member decides otherwise, if an Officer’s title is one commonly used for an officer of a Delaware corporation, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office if such Officer held such office for a Delaware corporation, subject to any restrictions on such authority imposed by the Managing Member. In connection with the performance of their duties as Officers, the Officers shall owe to the Company and the Members the same fiduciary duties as they would owe if the Company was a Delaware corporation and the Members were stockholders thereof, except as otherwise set forth herein, including Section 6.1(c) and Section 7.4.

Section 6.3 Warranted Reliance on Others. In exercising their authority and performing their duties under this Agreement, the Managing Member and the Officers shall be entitled to rely on information, opinions, reports, or statements of the following Persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a) one or more employees or other agents of the Company or subordinates whom the Managing Member or Officer believes to be reliable and competent in the matters presented; and

(b) any attorney, public accountant, financial advisor, investment banker or other Person as to matters which the Managing Member or Officer believes to be within such Person’s professional or expert competence.

Section 6.4 Indemnification.

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended (provided that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment), any Person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed Action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he, or a Person for whom he is the legal representative, is or was (w) a Person entitled to indemnification under the Existing LLC Agreement, (x) a Member, an Officer, or acting as the Managing Member or Company Representative or, while a Managing Manager (as defined in the Existing LLC Agreement), entitled to indemnification under the Existing LLC Agreement, (y) a Member, an Officer, or acting as the Managing Member or Company Representative, or (z) is or was serving at the request of the Company as a member, director, officer, trustee, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (each, a “Covered Person”), whether the basis of such Proceeding is an alleged action or failure to take action in an official capacity as a member, director, officer, trustee, employee or agent, or in any other capacity while serving as a member, director, officer, trustee, employee or agent, against all expenses, Liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement), reasonably incurred or suffered by such Covered Person in connection with such Proceeding. The Company shall, to the fullest extent not prohibited by applicable Law as it presently exists or may hereafter be amended (provided that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment), pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided that to the extent required by applicable Law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Section 6.4 or otherwise. The rights to indemnification and advancement of expenses under this Section 6.4 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a member, director, officer, trustee, employee or agent and shall inure to the benefit of his heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 6.4, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Company shall, to the fullest extent permitted by applicable Law, indemnify and advance expenses to a Covered Person in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by the Managing Member.

(b) To the fullest extent permitted by applicable Law, no Covered Persons shall be liable to the Company, any Subsidiary, any director, any Officer, any Member or any holder of any Equity Security in the Company or any Subsidiary by virtue of being an Covered Person or for any acts or omissions in his capacity as a Covered Person or otherwise in connection with this Agreement or the business and affairs of the Company and its Subsidiaries.

Section 6.5 Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, Officer, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.

Section 6.6 Resignation or Termination of Managing Member. PubCo shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 6.6. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of PubCo, its successor (if applicable) and any substitute Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor, as applicable) as Managing Member shall be effective unless PubCo (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor, as applicable) and the new Managing Member (as applicable), to cause (a) PubCo to comply with all its obligations under this Agreement (including its obligations under Section 3.6) other than those that must necessarily be taken in its capacity as Managing Member and (b) the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 6.7 No Inconsistent Obligations. The Managing Member represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except as permitted by Section 6.1, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 6.8 Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 11.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (a) the redemption rights of holders of Units set forth in Section 3.6 provide that each Unit (together with the surrender and delivery of one Class B Share) is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one Class A Share becomes exchangeable for or converted into as a result of the Reclassification Event and (b) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such redemption. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement.

Section 6.9 Certain Costs and Expenses. The Company shall (a) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company and its Subsidiaries (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company and its Subsidiaries) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (b) in the sole discretion of the Managing Member, reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its sole discretion that any costs, fees or expenses of any member of the PubCo Holdings Group are related to the business and affairs of the Company or of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Managing Member or any other member of the PubCo Holdings Group), the Managing Member may cause the Company to pay or bear all expenses of such member of the PubCo Holdings Group, including, without limitation, costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, costs of periodic reports to stockholders of PubCo, litigation costs and damages arising from litigation, accounting and legal costs; provided that the Company shall not pay or bear any income tax obligations of any member of the PubCo Holdings Group or any payments made pursuant to the Tax Receivable Agreement other than in a manner that is expressly contemplated under this Agreement. Notwithstanding the foregoing, the PubCo Holdings Group shall bear any reasonable, documented out‑of‑pocket cost or expense incurred by the Company that is related to the administration of, and determination of the amounts payable under, the Tax Receivable Agreement, either by (at the Managing Member’s option) (x) the PubCo Holdings Group’s reimbursing the Company for any such costs and expenses out of excess cash on hand or (y) the Company’s making a distribution to all Members pursuant to Section 5.1(a) such that the PubCo Holdings Group would (but for this clause (y)) receive a distribution equal to the amount of any such costs and expenses, but reducing such distribution to PubCo by the amount of any such costs and expenses. In the event that (i) Class A Shares or other Equity Securities of PubCo are sold to underwriters in any Public Offering after the Effective Time, in each case, at a price per share that is lower than the price per share for which such Class A Shares or other Equity Securities of PubCo are sold to the public in such Public Offering after taking into account any Discounts and (ii) the proceeds from such Public Offering are used to fund the Cash Election Amount for any Redeemed Units or otherwise contributed to the Company, the Company shall reimburse the applicable member of the PubCo Holdings Group for such Discount by treating such Discount as an additional Capital Contribution made by the relevant member of the PubCo Holdings Group to the Company, with the Company issuing Units in respect of such deemed Capital Contribution in accordance with Section 3.6(b)(ii), and increasing such member’s Capital Account by the amount of such Discount. For the avoidance of doubt, any payments made to or on behalf of the Managing Member or any other member of the PubCo Holdings Group pursuant to this Section 6.9 shall not be treated as a distribution pursuant to Section 5.1(a) but shall instead be treated as an expense of the Company.

Article VII
ROLE OF MEMBERS

Section 7.1 Rights or Powers. Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, equityholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

Section 7.2 Voting.

(a) Meetings of the Members of the Company may be called by the Managing Member upon the written request of Members holding at least 50% of the outstanding Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two Business Days and not more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 7.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Units shall constitute the act of the Members.

(b) Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney‑in‑fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(c) Each meeting of Members shall be conducted by an Officer designated by the Managing Member or such other natural Person as the Managing Member deems appropriate.

(d) On any matter that is to be voted on, consented to or approved by Members, the Members may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted.

Section 7.3 Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member, Managing Member and as the Company Representative.

Section 7.4 Outside Activities. To the fullest extent permitted by applicable Law, notwithstanding any duty otherwise existing at Law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member, any of their respective Affiliates, or any of their respective officers, directors, agents, shareholders, members, and partners (each, an “Opportunities Exempt Party”). The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, or right to be offered an opportunity to participate in, any business opportunity which may be available to or known by an Opportunities Exempt Party. No Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any of its Subsidiaries shall have any duty to communicate or offer such opportunity to the Company. No Opportunities Exempt Party shall have any obligation hereunder, or as a result of any duty expressed or implied by applicable Law, to present, offer or communicate business opportunities to the Members, the Company or its Affiliates that may become available to or known by such Opportunity Exempt Party; provided that such Opportunities Exempt Party may not engage in such business opportunities using confidential or proprietary information provided by or on behalf of the Company or any of its Subsidiaries to such Opportunities Exempt Party. No amendment or repeal of this Section 7.4 shall apply to or have any effect on the Liability or alleged Liability of any Opportunities Exempt Party for or with respect to any opportunities of which any such Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 7.4. Neither the alteration, amendment or repeal of this Section 7.4, nor the adoption of any provision of this Agreement inconsistent with this Section 7.4, shall eliminate or reduce the effect of this Section 7.4 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 7.4, would accrue or arise, prior to such alteration, amendment, repeal or adoption. The Members expressly acknowledge and agree that, subject to the terms of any other agreement to which they may be bound, notwithstanding any duty otherwise existing at Law or in equity, the Members and their respective Affiliates are permitted to have, and may presently or in the future have, investments or other business relationships with entities engaged in the business of the Company or any of its Subsidiaries other than through the Company or any of its Subsidiaries. Without limiting the other provisions of this Agreement and except as otherwise set forth herein, no Member shall owe any fiduciary duties to the Company or any other Member or any other Person bound by this Agreement with respect to actions taken by such Member in such Member’s capacity as such; provided that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

Article VIII
TRANSFERS OF INTERESTS

Section 8.1 Restrictions on Transfer.

(a) Except as provided in Section 3.6 or this Article VIII, no Member shall Transfer all or any portion of its Interest without the Managing Member’s prior written consent. If, notwithstanding the provisions of this Section 8.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 8.1(a), involuntarily, by operation of Law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Managing Member consents in writing to such admission. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(a) shall be, to the fullest extent permitted by applicable Law, null and void and of no force or effect whatsoever. Notwithstanding anything to the contrary herein, no Class B Shares may be Transferred unless a corresponding number of

Units are Transferred therewith to the same Person receiving such Class B Shares in accordance with this Agreement.

(b) Notwithstanding Section 8.1(a), without the Managing Member’s consent, a Member may Transfer all or a portion of its Units (together with the same number of Class B Shares) to a Permitted Transferee. In the case of multiple immediately successive Transfers, the provisions of this Section 8.1(b) shall apply mutatis mutandis to any Permitted Transferee as though such Permitted Transferee were admitted as a Member.

(c) In addition to any other restrictions on Transfer herein contained, including the provisions of this Article VIII, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) to any Person who is not a “U.S. Person” (within the meaning of Section 7701(a)(30) of the Code); (iii) if such Transfer (A) would be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704‑1, (B) would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704‑1(h)(1) (determined taking into account the rules of Treasury Regulations Section 1.7704‑1(h)(3)), or (C) would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or to be classified as a corporation pursuant to the Code or successor of the Code; (iv) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party‑ininterest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (v) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (vi) if such Transfer requires the registration of such Interests or any Equity Securities issued upon any exchange of such Interests, pursuant to any applicable U.S. federal or state securities Laws; or (vii) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, as amended (or any succeeding Laws). Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(c) shall be null and void and of no force or effect whatsoever.

(d) Notwithstanding Section 8.1(a), but subject to the other provisions in this Article VIII, a Member may Transfer all or a portion of its Units (together with the same number of Class B Shares) to any other Person without the consent of the Managing Member, provided that any such Transfer is a Transfer of not less than 5% of the then-outstanding Units to a single Transferee.

Section 8.2 Notice of Transfer.

(a) Other than in connection with Transfers made pursuant to Section 3.6, each Member shall, after complying with the provisions of this Agreement, but in any event at least ten Business Days following any Transfer of Interests, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

(b) A Member making a Transfer permitted by this Agreement shall (i) (A) at least five Business Days prior to such Transfer, deliver to the Company an affidavit of non‑foreign status with respect to such Member that satisfies the requirements of Section 1446(f)(2) of the Code, or (B) no more than 15 Business Days following such Transfer, provide to the Company proof that the transferee Member has properly withheld and remitted to the Internal Revenue Service the amount of tax required to be withheld upon the Transfer by Section 1446(f) of the Code, and (ii) at least five Business Days prior to such Transfer, deliver to the Company a properly completed and executed IRS Form W‑9 (dated no earlier than 20 days prior to the Transfer) with respect to such transferee Member.

Section 8.3 Transferee Members. A Transferee of Interests pursuant to this Article VIII shall have the right to become a Member only if (a) the requirements of this Article VIII are met, (b) such Transferee executes an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (c) such Transferee represents that the Transfer was made in accordance with this Agreement and all applicable securities Laws, and (d) if such Transferee is a natural person and he or his spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of her community property or quasi‑community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member.

Section 8.4 Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form (or if Units are issued in book‑entry form, a notation in the following form will be maintained in the Company’s or Transfer Agent’s, as applicable, ownership ledger):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF WBI OPERATING LLC DATED AS OF [  ], 2025 AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

Article IX
ACCOUNTING; CERTAIN TAX MATTERS

Section 9.1 Books of Account. The Managing Member shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including all books and records necessary to provide to the Members any information required pursuant to this Agreement. The books of the Company shall be maintained, for tax and financial reporting purposes, in accordance with U.S. GAAP. The Company shall permit each holder of at least 5% of the outstanding Units and each of its respective designated representatives, at such Member’s sole cost and expense, to examine the books and records of the Company at the principal office of the Company or such other location as the Managing Member shall reasonably approve during normal business hours and upon reasonable notice for any purpose reasonably related to such Member’s interest as a member of the Company.

Section 9.2 Tax Elections.

(a) The Company and any eligible Subsidiary shall make an election (or continue a previously made election) pursuant to Section 754 of the Code for the taxable year of the Company that includes the date hereof and shall not thereafter revoke such election. In addition, the Company shall make the following elections on the appropriate forms or tax returns, if permitted under the Code or applicable Law:

(i) to adopt the calendar year as the Company’s Fiscal Year;

(ii) to adopt the accrual method of accounting for U.S. federal income tax purposes;

(iii) to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code;

(iv) except where the Company Representative elects to apply Section 9.5(e), to elect the application of Section 6226(a) of the Code with respect to any imputed underpayment, commonly known as the “push out” election, or any analogous election under state or local tax Law, if applicable; and

(v) except as otherwise provided herein, any other election the Company Representative may deem appropriate and in the best interests of the Company.

(b) Upon request of the Company Representative, each Member shall cooperate in Good Faith with the Company in connection with the Company’s efforts to make any election pursuant to this Section 9.2.

Section 9.3 Tax Returns; Information. The Company Representative shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company at the sole cost and expense of the Company (except as set forth in Section 6.9). For any taxable period (or portion thereof) during which any 5% Owner, Five Point Member or any of their respective Affiliates held any direct or indirect interest (other than through PubCo) in the Company, 14 days prior to filing the U.S. federal income tax return of the Company, the Company Representative shall provide a copy of the Company’s draft of such tax return to each of the Five Point Representative and DVN JV Holdco for review and comment. The Company Representative shall consider in good faith any comments received from the Five Point Representative and DVN JV Holdco. The Company Representative shall furnish to each Member (i) a copy of each approved return and statement, together with any schedules (including Schedule K‑1) or other information which a Member may require in connection with such Member’s own tax affairs as soon as practicable after the end of each Fiscal Year and (ii) no more than once per quarter of each Fiscal Year, promptly upon the request of such Member, a good faith estimate as of such date of such Member’s allocable share of all items of income, gain, loss, deduction and credit associated with its Units. Each Member acknowledges and agrees that such Member may be required to file tax returns on an extended basis. The Members agree to (a) take all actions reasonably requested by the Company or the Company Representative to comply with the Partnership Tax Audit Rules, and (b) furnish to the Company (i) all reasonably requested certificates or statements relating to the tax matters of the Company (including without limitation an affidavit of non‑foreign status pursuant to Section 1446(f)(2) of the Code), and (ii) all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be prepared and timely filed.

Section 9.4 Company Representative. The Managing Member is specially authorized and appointed to act as the Company Representative (and in any similar capacity under state or local Law) at the sole cost and expense of the Company (except as set forth in Section 6.9). In acting as the Company Representative, the Managing Member shall act, to the maximum extent possible, to cause income, gain, loss, deduction, credit of the Company and adjustments thereto, to be allocated or borne by the Members in the same manner as such items or adjustments would have been borne if the Company could have effectively made an election under Section 6221(b) of the Code (commonly known as the “election out”) or similar state or local provision with respect to the taxable period at issue. The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Company Representative. With respect to any taxable period (or portion thereof) during which any 5% Owner, Five Point Member or any of their respective Affiliates held any direct or indirect interest (other than through PubCo) in the Company: (a) the Company Representative shall (i) consult with DVN JV Holdco and the Five Point Representative and consider in good faith their respective recommendations prior to taking any material action in its capacity as the Company Representative under this Agreement, (ii) keep DVN JV Holdco and each Five Point Member informed of the status of any audit or other proceeding relating to the tax matters of the Company, and (iii) give prompt written notice to DVN JV Holdco and each Five Point Member of any material notices it receives from any taxing authority concerning Company tax matters, including any notice of audit, any notice of action with respect to a revenue agent’s report, any notice of a 30‑day appeal letter and any notice of a deficiency in tax; and (b) neither the Company Representative nor the Company shall settle or compromise any such audit or other proceeding without the prior written consent of each of DVN JV Holdco and the Five Point Representative, such consent not to be unreasonably withheld, conditioned, or delayed.

Section 9.5 Withholding Tax Payments and Obligations.

(a) Withholding Tax Payments. Each of the Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable Law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member any amount of U.S. federal, state or local or non‑U.S. taxes that the Company Representative determines, in Good Faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

(b) Tax Audits. To the extent that any income tax is paid by the Company or any of its Subsidiaries as a result of an audit or other proceeding with respect to such tax and the Company Representative determines, in Good Faith, that such tax specifically relates to one or more particular Members (including any Company Level Taxes), such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 9.5. Notwithstanding any provision to the contrary in this Section 9.5, the payment by the Company of Company Level Taxes shall, consistent with the Partnership Tax Audit Rules, be treated as the payment of a Company obligation and shall be treated as paid with respect to a Member to the extent the deduction with respect to such payment is allocated to such Member pursuant to Section 4.2(j), and such payment shall not be treated as a withholding from distributions, allocations, or portions thereof with respect to a Member.

(c) Tax Contribution and Indemnity Obligation. Any amounts withheld or paid with respect to a Member pursuant to Section 9.5(a) or (b) shall be offset against any distributions to which such Member is entitled concurrently with such withholding or payment (a “Tax Offset”); provided that the amount of any distribution subject to a Tax Offset shall be treated as having been distributed to such Member pursuant to Section 5.1, Section 5.2 or Section 10.3(b)(ii) at the time such Tax Offset is made. To the extent that (i) there is a payment of Company Level Taxes relating to a Member or (ii) the amount of such Tax Offset exceeds the distributions to which such Member is entitled during the same Fiscal Year as such withholding or payment (“Excess Tax Amount”), the amount of such (A) Company Level Taxes or (B) Excess Tax Amount, as applicable, shall, upon notification to such Member by the Company Representative, give rise to an obligation of such Member to make a Capital Contribution to the Company (a “Tax Contribution Obligation”), which Tax Contribution Obligation shall be immediately due and payable. In the event a Member defaults with respect to its obligation under the prior sentence, the Company shall be entitled to offset the amount of a Member’s Tax Contribution Obligation against distributions to which such Member would otherwise be subsequently entitled until the full amount of such Tax Contribution Obligation has been contributed to the Company or has been recovered through offset against distributions, and, for the avoidance of doubt, any such offset shall be treated as distributed to such Members pursuant to Section 5.3 or Section 10.3, as applicable, at the time such offset is made. Any such offset shall not reduce such Member’s Capital Account. Any contribution by a Member with respect to a Tax Contribution Obligation shall increase such Member’s Capital Account but shall not reduce the amount (if any) that a Member is otherwise obligated to contribute to the Company. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Units to secure such Member’s obligation to pay the Company any amounts required to be paid pursuant to this Section 9.5. Each Member shall take such actions as the Company may reasonably request in order to perfect or enforce the security interest created hereunder. Each Member hereby agrees to indemnify and hold harmless the Company, the other Members and the Company Representative from and against any Liability (including any Liability for Company Level Taxes) with respect to income attributable to or distributions or other payments to such Member.

(d) Continued Obligations of Former Members. Any Person who ceases to be a Member shall be deemed to be a Member solely for purposes of this Section 9.5, and the obligations of a Member pursuant to this Section 9.5 shall survive until 30 days after the closing of the applicable statute of limitations on assessment with respect to the taxes withheld or paid by the Company or a Subsidiary that relate to the period during which such Person was actually a Member.

(e) Company Representative Discretion Regarding Recovery of Taxes. Notwithstanding the foregoing, the Company Representative may choose not to recover an amount of Company Level Taxes or other taxes withheld or paid with respect to a Member under this Section 9.5 if the Company Representative determines, in its reasonable discretion, that such a decision would be in the best interests of the Members (e.g., where the cost of recovering the amount of taxes withheld or paid with respect to such Member is not justified in light of the amount that may be recovered from such Member).

Article X
DISSOLUTION AND TERMINATION

Section 10.1 Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(a) upon the determination of the Managing Member, following or in connection with the sale, exchange or other disposition of all or substantially all of the assets and properties of the Company and those of its Subsidiaries;

(b) the determination of the Managing Member, together with the approval of Members holding a majority of the outstanding Units (other than the PubCo Holdings Group) to dissolve, wind up, liquidate and terminate the Company;

(c) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act; and

(d) at any time that there are no Members of the Company, unless the business of the Company is continued in accordance with the Act.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall, to the fullest extent permitted by applicable Law, seek a dissolution of the Company, under Section 18‑802 of the Act or otherwise, other than based on the matters set forth in subsections (a) and (b) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation.

Section 10.2 Bankruptcy. For purposes of this Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof, or a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of 90 consecutive days; (b) a Member shall admit in writing of its inability to pay its debts when due, or make an assignment for the benefit of creditors; or apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property; or shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction; or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of 90 consecutive days or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of 90 consecutive days.

Section 10.3 Procedure.

(a) In the event of the dissolution of the Company for any reason, the Managing Member shall commence to wind up the affairs of the Company and to liquidate the Company’s assets; provided that if the Managing Member is in bankruptcy or dissolved, another Member, who shall be appointed by the affirmative vote of the holders of a majority of the then‑outstanding Units or as otherwise provided by Law (“Winding‑Up Member”) shall commence to wind up the affairs of the Company. Subject to Section 10.4(a), the Managing Member or the Winding‑Up Member, as applicable, shall have full right and unlimited discretion to determine in good faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions; provided that, at the reasonable request of any Member the Winding-up Member shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable. The Members shall continue to share profits, losses and distributions during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Managing Member or the

Winding‑Up Member, as applicable, to preserve the value of the Company’s assets during the period of winding up and liquidation. The costs of liquidation shall be borne as an expense of the Company.

(b) Following the payment of all expenses of liquidation and the allocation of all Profits and Losses as provided in Article IV, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i) First, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by applicable Law, except any obligations to the Members in respect of their Capital Accounts; and to set up such cash reserves that the Managing Member or the Winding‑Up Member, as applicable, reasonably deems necessary for contingent or unforeseen Liabilities or future payments (solely to third parties, other than amounts described in Section 6.9) described in Section 10.3(b)(i) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (ii), below); and

(ii) Second, the balance to the Members, pro rata in accordance with the number of Units owned by each Member.

(c) Except as provided in Section 10.4(a), no Member shall have any right to demand or receive property other than cash upon the dissolution, liquidation and termination of the Company.

(d) Upon the completion of the liquidation of the Company and the distribution of all proceeds of the liquidation and any other funds of the Company, the Company shall terminate and the Managing Member or the Winding‑Up Member, as the case may be, shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the winding up and termination of the Company.

Section 10.4 Rights of Members.

(a) To the maximum extent permitted by applicable Law, each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b) Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 10.5 Notices of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 10.1, result in a dissolution of the Company, the Company shall, within 10 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member), and continue to keep such parties apprised of matters relevant to the winding up of the Company, and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 10.6 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 10.7 No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

Article XI
GENERAL

Section 11.1 Amendments; Waivers.

(a) The terms and provisions of this Agreement may be waived, modified or amended by the Managing Member together with the holders of a majority of the Units held by the Members (other than the PubCo Holdings Group); provided that no waiver, modification or amendment shall be effective until at least five (5) Business Days after written notice is provided to the Members, and, for the avoidance of doubt, any Member shall have the right to file a Redemption Notice in accordance with Section 3.6 prior to the effectiveness of any material waiver, modification or amendment; provided further, that no amendment to this Agreement may:

(i) modify the limited liability of any Member, or increase the Liabilities of any Member, in each case, without the prior consent of each such affected Member;

(ii) materially alter or change any rights, preferences or privileges of any class of Interests in a manner that is different or prejudicial relative to any other class of Interests, without the prior consent of the Members holding a majority of the Interests affected in such a different or prejudicial manner; or

(iii) adversely affect any Member, without the prior consent of such Person, which consent may be withheld in such Person’s sole discretion, so long as such Person, together with its Affiliates, directly or indirectly collectively own at least 10% of the outstanding Units.

(b) Notwithstanding the foregoing subsection (a), the Managing Member, acting alone, may amend this Agreement, or update the books and records of the Company, (i) to reflect a change of an administrative nature that is necessary in order to implement the substantive provisions hereof, (ii) to reflect the admission of new Members, Transfers of Interests, the issuance of additional Units or Equity Securities, as provided by the terms of this Agreement, and, subject to Section 11.1(a), subdivisions or combinations of Units made in compliance with Section 3.1(g) or Section 5.2(d), (iii) to the minimum extent necessary to comply with or administer in an equitable manner the Partnership Tax Audit Rules in any manner determined by the Managing Member, (iv) as necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and (v) to reflect a change in the name of the Company.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided. No failure by any party to insist upon strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 11.2 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or refrain from taking action from time to time, upon the reasonable request of another party thereto, as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 11.3 Binding Effect. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.

Section 11.4 Certain Representations by Members. Each Member, by executing this Agreement and becoming a Member, whether by making a Capital Contribution, by admission in connection with a permitted Transfer, or otherwise, represents and warrants to the Company and the Managing Member, as of the date of its admission as a Member, that such Member (or, if such Member is disregarded for U.S. federal income tax purposes, such Member’s regarded owner for such purpose) is either: (a) not a partnership, grantor trust, or Subchapter S corporation for U.S. federal income tax purposes (e.g., an individual or a Subchapter C corporation), or (b) is a partnership, grantor trust, or Subchapter S corporation for U.S. federal income tax purposes, but (i) permitting the Company to satisfy the 100‑partner limitation set forth in Treasury Regulations Section 1.7704‑1(h)(1)(ii) is not a principal purpose of any beneficial owner of such Member in investing in the Company through such Member, (ii) such Member was formed for business purposes prior to or in connection with the investment by such Member in the Company or for estate planning purposes, and (iii) no beneficial owner of such Member has a redemption or similar right with respect to such Member that is intended to correlate to such Member’s right to Redemption pursuant to Section 3.6.

Section 11.5 Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and all other agreements referenced therein and herein, including the Contribution Agreement, the Shareholders’ Agreement, the Tax Receivable Agreement and the Registration Rights Agreement, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto and there are no warranties, representations or other agreements between the parties hereto in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 11.6 Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 11.7 Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non‑contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

Section 11.8 Jurisdiction and Venue. The parties hereto hereby agree that, to the fullest extent permitted by applicable Law, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware, in each case, subject to that court having personal jurisdiction over the indispensable parties named defendants therein) shall be the sole and exclusive forum for any Action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. To the fullest extent permitted by applicable Law, each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 11.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law.

Section 11.9 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 11.10 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all of the parties hereto.

Section 11.11 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail as specified in this Section 11.11 prior to 5:00 p.m. in the time zone of the receiving party on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Agreement no later than 5:00 p.m. in the time zone of the receiving party on any date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company or the Managing Member, addressed to it at:

WBI Operating LLC

5555 San Felipe Street, Suite 1200

Houston, Texas 77056

Electronic mail: Harrison.bolling@h2obridge.com

Attention: Harrison Bolling

With copies (which shall not constitute notice) to:

WaterBridge Infrastructure LLC

5555 San Felipe Street, Suite 1200

Houston, Texas 77056

Electronic mail: Harrison.bolling@h2obridge.com

Attention: Harrison Bolling

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Electronic mail: ryan.maierson@lw.com; thomas.brandt@lw.com

Attention: Ryan Maierson; Thomas Brandt

or to such other address or to such other Person as such party shall have last designated by such notice to the other parties.

Section 11.12 Representation By Counsel; Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 11.13 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by applicable Law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 11.14 Consent of Members. Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of the Managing Member or less than all of the Members, such action may be so taken upon the determination of the Managing Member or the concurrence of less than all of the Members, as applicable, and each Member shall be bound by the results of such action.

Section 11.15 Expenses. Except as otherwise provided in this Agreement, each party hereto shall bear its own expenses in connection with the transactions contemplated by this Agreement.

Section 11.16 Waiver of Jury Trial. EACH OF THE COMPANY, THE MEMBERS, THE MANAGING MEMBER AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER, HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 11.17 No Third-Party Beneficiaries. Except as expressly provided in Section 6.4 and Section 10.3, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assignees, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Limited Liability Company Agreement to be executed as of the day and year first above written.

COMPANY

WBI OPERATING LLC

By:______________________________________

Name:

Title:

MANAGING MEMBER

WATERBRIDGE INFRASTRUCTURE LLC

By:______________________________________

Name:

Title:

MEMBERS

WBR HOLDINGS LLC

By:______________________________________

Name:

Title:

NDB HOLDINGS LLC

By:______________________________________

Name:

Title:

DESERT ENVIRONMENTAL HOLDINGS LLC

By:______________________________________

Name:

Title:

[Signature page to Amended and Restated Limited Liability Company Agreement of WBI Operating LLC]

DEVON WB HOLDCO L.L.C. By:______________________________________ Name: Title: ELDA RIVER INFRASTRUCTURE WB LLC By:______________________________________ Name: Title:

[Signature page to Amended and Restated Limited Liability Company Agreement of WBI Operating LLC]

EXHIBIT A

Member	Number of Units Owned
WaterBridge Infrastructure LLC
WBR Holdings LLC
NDB Holdings LLC
Desert Environmental Holdings LLC
Devon WB Holdco L.L.C.
Elda River Infrastructure WB LLC

A-1